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                            FIRST BANK SYSTEM, INC.
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                (Name of Registrant as Specified In Its Charter)

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               Contact:  John R. Danielson         Wendy Raway
                         Investor Relations        Media Relations
                         First Bank System, Inc.   First Bank System, Inc.
                         (612) 973-2261            (612) 973-2429



          FIRST BANK SYSTEM PROVIDES DETAILED COMPARISONS OF ITS MERGER
                    PROPOSAL AND WELLS FARGO'S HOSTILE OFFER

                           NEW SEC FILING DEMONSTRATES
                         SUPERIOR VALUE OF FBS PROPOSAL

MINNEAPOLIS (December 13, 1995) -- First Bank System, Inc. (NYSE: FBS) announced today that it has filed with the Securities and Exchange Commission, proxy solicitation materials for use in connection with its proposed merger with First Interstate Bancorp (NYSE: I). The filing consists of a comparison of the proposed First Bank System - First Interstate merger and the proposed Wells Fargo & Co. exchange offer, demonstrating the superior value of the FBS merger to First Interstate shareholders.
     The filing cites the uncertainties and potential delays associated with the Wells offer, and describes a number of compelling advantages of the FBS merger. These advantages include superior value to First Interstate shareholders, strategic and technological advantages and lower risk. Based upon these comparisons, the filing concludes that the FBS merger offers the best prospects for growth and creates the most value for First Interstate shareholders.
     John F. Grundhofer, Chairman, President and CEO of FBS, said, "This filing presents a comprehensive factual comparison of our merger proposal and Wells Fargo's hostile offer. A fair-minded review of the data and analyses in this document results in a single, inescapable conclusion -- that the FBS merger creates significantly more value for First Interstate shareholders.
It is also important that First Interstate shareholders be aware that the Wells offer entails the risk of substantial delay. Recent large bank deals involving significant divestitures have taken at least seven months to get regulatory approval -- and those deals weren't hostile. This compares to about four months for a deal like ours with no sizeable divestitures.
     "We are confident that, with facts such as those in this filing on our side, it is only a matter of time before the short-sighted fixation on the daily stock prices will give way to an appreciation of the full value provided to First Interstate shareholders by our merger proposal. Moreover, the Wells proposal is based on a series of "best-case scenarios", many of which appear to be clearly unrealistic. The more First Interstate shareholders know about the implications of the two competing proposals, the better it is for First

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FBS Provides Detailed Comparison
Page 2

Bank System and the worse for Wells Fargo. In our case, an educated shareholder is OUR best friend," Grundhofer concluded.
     In its filing, First Bank System pointed out that Wells Fargo's December 7, 1995 presentation on Wall Street led many securities analysts to project aggressive 1996 growth rates for Wells and to revise upward their earnings per share estimates.
     Richard A. Zona, FBS Vice Chairman and Chief Financial Officer, said, "This presentation, which we believe was designed to mislead the market to unrealistic earnings estimates, resulted in a further inflation of Wells Fargo's stock price. These new earnings estimates are unrealistic, inconsistent with Wells' past performance and clearly overstate its future prospects."
     FBS stated in the filing that even if one uses, for analytical purposes, the earnings estimates that resulted from Wells' December 7 presentation, the FBS merger proposal is still superior in value to Wells' hostile offer in projected earnings per share, key performance ratios, earnings per share growth and implied purchase price:

* The FBS merger proposal is significantly more accretive to First Interstate shareholders -- 24% in 1997 -- than the Wells offer -- less than 1% in 1997 on an earnings per share basis.

* Key performance ratios are also higher in the FBS proposal than in the Wells proposal. For example, return on equity would be 28% for the FBS merger and 11.8% for the Wells offer.

* Earnings per share growth in 1996 will reach 28.6% for First Interstate shareholders in the FBS merger and only 1.9% in the Wells offer.

* The superiority of the FBS proposal in terms of earnings per share translates directly into shareholder value. Based on projected 1997 reported earnings per share and using current earnings multiples for FBS and Wells Fargo, the implied purchase price for the FBS proposal is $156.31 per share compared with $131.66 per share in the Wells offer.

     Zona said, "Wells is clearly overdosing on goodwill. The Wells offer will burden the combined company with over $9 billion of goodwill and other intangibles that will result in a long-lasting drag on earnings -- at least $400 million after tax for many years. This is absolutely unprecedented and represents almost two-thirds of the combined equity of Wells Fargo and First Interstate. As a result, the Wells hostile proposal offers inferior earnings growth and performance ratios. Our proposal offers First Interstate shareholders a combined company with a dynamic future based on growth."
     The filing sets forth FBS's reasons why it is the best strategic partner for First Interstate, outlining significant opportunities for efficiency, revenue growth and risk diversification. Contrary to Wells Fargo, FBS has seen considerable expansion of its core

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FBS Provides Detailed Comparison
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business during recent years.  For example, FBS's loan portfolio has grown at an average annual rate of 12% over the last three years, compared to 1.2% for Wells Fargo. During the same period, FBS's noninterest income has grown at an annualized rate of 10.8% compared to Wells' rate of 8.5%. The merger between FBS and First Interstate would reduce risk for First Interstate shareholders by lowering the new company's exposure to regionalized economic downturns through diversification to 21 states from the 13 states where First Interstate currently does business.
     In addition, the filing notes that any combination of Wells Fargo and First Interstate would have to overcome substantial regulatory hurdles which may cause delays not faced by FBS. Although Wells Fargo concedes a need to divest $900 million of deposits, FBS believes that substantially greater divestitures will be required before Wells receives necessary regulatory approvals. In addition, Wells' announced intention to close 85% of the First Interstate branches in California is likely to provoke adverse community reaction, which FBS believes is likely to cause public hearings to be held, resulting in additional delays.
     Zona said, "Regulatory uncertainty and geographic concentration are not the only factors that make the Wells hostile offer risky. For example, Wells continues to pursue a high-risk strategy that is predicated on forcing an overwhelming majority of its customers to abandon branch banking. By its own admission, Wells has put virtually all its eggs in this basket. While it is certainly prudent to pursue electronic banking initiatives, it appears decidedly imprudent for Wells to practically abandon branch banking. The fact remains that branches are still a proven, effective means of marketing bank products. Now, Wells is trying to force First Interstate to take on this risky strategy. Finally, Wells now has disclosed plans to close 85%, or approximately 335, of the First Interstate branches in California. We estimate that this will result in a substantial loss of revenue. Simply stated, Wells cannot realistically assume that it can close a branch, totally eliminate the associated expense and retain the related revenue. That is a plan that defies logic," said Zona.
     In addition, FBS noted that it has made the investment in technology and systems necessary to support interstate expansion and for the rapid integration of acquired financial institutions. FBS has the technology in place and previous experience with integrating the operations of multi-state financial institutions into its own, whereas Wells Fargo has never completed a significant out-of-state acquisition.
     First Bank System's experience with integration and its investment in technology has created a strong record of achieving its cost takeout projections. First Bank is one of the most efficient banks in the industry and is superior to Wells Fargo in this regard. More to the point, the company has a great deal of experience in making acquisitions (23 of them) and improving efficiency in the process; the cost takeouts on the larger


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FBS Provides Detailed Comparison
Page 4

acquisitions of the past three years have been in the 35% to 45% area, and FBS has consistently met or exceeded its cost takeout goals.
     FBS also asserted that Wells Fargo's cost takeout projections are unrealistic and would result in serious revenue deterioration. In addition to closing 85% of the branches in California, significant cuts are contemplated in customer sensitive businesses such as commercial banking and trust management; Wells Fargo intends to eliminate 55% and 37% of the respective associated cost bases. Wells' statement in its exchange offer document that it "sees substantial revenue growth opportunities" in commercial lending and corporate trust seems flatly inconsistent with its plans to gut these businesses and consequently lose revenue.
      The FBS filing also presents an "employee reduction comparison" which illustrates that Wells Fargo would need to fire approximately 12,000 First Interstate employees in order to achieve its published level of cost reductions. It is hard to understand how Wells could effectively operate the First Interstate business after slashing almost half of the First Interstate workforce, particularly when Wells Fargo has no presence in 12 of the 13 states in which First Interstate conducts business.
     FBS's filing includes an analysis demonstrating that even the most aggressive cost-cutting by Wells Fargo in California would not likely achieve expense reductions in excess of $280 million over those estimated by FBS in its merger with First Interstate. Wells Fargo admitted this fact in its December 7, 1995 meeting with analysts. Even at this level, the filing demonstrates that the reductions will very likely be offset by an estimated $180 million in revenue losses, Thus, the filing concludes Wells Fargo's net savings due to its overlap in California with First Interstate should approach a maximum of $100 million -- a far cry from the unrealistic $400 million publicized by Wells Fargo.
     Zona said, "The bottom line is that Wells' cost takeout projections simply cannot withstand analysis. Not only are the cost projections patently exaggerated and unattainable in our view, but the resulting revenue loss from such a 'slash and burn approach, together with the drag of more than $9 billion in goodwill, will be an albatross for a First Interstate and Wells Fargo combination for years to come. When you take into account the goodwill that the Wells offer creates, First Bank System's offer has a $250 million after tax annual earnings advantage."
     Grundhofer concluded, "It makes all the sense in the world for Wells Fargo to try to focus attention on a single issue -- the daily stock prices -- because in so many respects its hostile proposal fails to measure up. It all boils down to this: with First Bank System, First Interstate shareholders will enjoy more revenue and earnings per share growth, will be exposed to less risk, and will have more of the essential technology in place than the company Wells proposes to create. We're confident that when the First Interstate shareholders understand the facts they'll vote our way."

Individuals may obtain copies of the filing by calling Morrow & Co., Inc. at(800) 566-9058. Bankers and brokers may obtain copies by calling (800) 662-5200.

                                       * * *
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FBS Provides Detailed Comparison
Page 5

          The participants in this solicitation may include First Bank System, Inc. ("FBS"), the directors of FBS (John F. Grundhofer, Roger L. Hale, Delbert W. Johnson, Norman M. Jones, John H. Kareken, Richard L. Knowlton, Jerry W. Levin, Kenneth A. Macke, Marilyn C. Nelson, Edward J. Phillips, James J. Renier, S. Walter Richey, Richard L. Robinson, Richard L. Schall, and Lyle E. Schroeder), Lester Pollack (Board Observer) and the following executive officers and employees of FBS: Richard A. Zona (Vice Chairman and Chief Financial Officer), Philip G. Heasley (Vice Chairman and President, Retail Product Group), Lee R. Mitau (Executive Vice President, Secretary and General Counsel), Susan E. Lester (Executive Vice President), Elizabeth A. Malkerson (Senior Vice President, Corporate Relations), David R. Edstam (Executive Vice President and Treasurer), David J. Parrin (Senior Vice President and Controller), Arnold C. Hahn (Senior Vice President, Corporate Development), Andrew Cecere (Senior Vice President, Management Accounting and Forecasting), John R. Danielson (Senior Vice President, Investor Relations), Wendy Raway (Vice President and Manager of Media Relations) and Karin Glasgow (Assistant Vice President, Investor Relations).

           FBS and First Interstate Bancorp ("First Interstate" or "FI") are parties to an Agreement and Plan of Merger, dated as of November 5, 1995, pursuant to which a wholly owned subsidiary of FBS is to merge with and into First Interstate. In addition, First Interstate has granted to FBS an option to purchase up to 19.9% of the outstanding shares of common stock of First Interstate in certain circumstances. As of October 31, 1995, certain FBS subsidiaries held 54,437 shares of First Interstate common stock in a fiduciary capacity. FBS disclaims beneficial ownership of shares of First Interstate commons stock held in a fiduciary capacity and any other shares held by any pension plan of FBS or any affiliates of FBS.

          As of November 30, 1995, Marilyn C. Nelson and Richard L. Robinson, directors of FBS, held 2,000 shares and 150 shares, respectively, of First Interstate common stock. Lester Pollack is an executive officer of Corporate Advisors, L.P., the general partner of two shareholders of FBS and the investment manager for another shareholder of FBS. Corporate Advisors, L.P. may be deemed to be indirectly controlled by Lazard Freres & Co. LLC, of which Mr. Pollack is a managing director. Lazard Freres & Co. LLC engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Lazard Feres & Co. LLC may trade securities of First Interstate for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

          Although J.P. Morgan Securities Inc. does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission (the "Commission"), or that such
Schedule 14A requires the disclosure of certain information concerning J.P.
Morgan Securities, Inc. it may assistant FBS in this solicitation.   J.P.
Morgan Securities Inc. engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional
and individual clients.   In the normal course of its business, J.P. Morgan
Securities Inc. may trade securities of First Interstate for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

          Except as disclosed above, to the knowledge of FBS, none of FBS, the directors or executive officers of FBS or the employees or other representatives of FBS named above has any interest direct or indirect, by security holdings or otherwise, in First Interstate.

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